UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):

September 2, 2020

MAGELLAN HEALTH, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-6639	58-1076937
(State or Other Jurisdiction	(Commission File	(IRS Employer
of Incorporation)	Number)	Identification No.)

4801 E. Washington Street
Phoenix, Arizona	85034
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 642-1716

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	MGLN	The NASDAQ Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(c)The Board of Directors (the “Board”) of Magellan Health, Inc. (the “Company”) has appointed David Bourdon, 52, as Chief Financial Officer of the Company, effective as of September 8, 2020. In connection with his appointment as Chief Financial Officer, on September 2, 2020, Mr. Bourdon and the Company entered into an employment agreement described below.

Mr. Bourdon joins the Company after serving as Chief Financial Officer for Cigna Corporation’s Integrated Medical, Life and Disability, and International Markets businesses.  Mr. Bourdon had previously served as Chief Financial Officer for numerous other businesses of Cigna Corporation, including Integrated Medical, Commercial Healthcare, Global Health Benefits and Behavioral Health Solutions, commencing in these roles in 2005.

Employment Agreement with Mr. Bourdon

On September 2, 2020, the Company entered into an employment agreement with Mr. Bourdon (the “Employment Agreement”), effective as of September 8, 2020 (the “Commencement Date”), for a one-year term, with automatic annual renewals, unless sooner terminated by either party. Mr. Bourdon’s annual base salary will be $525,000, and his annual target bonus opportunity under the Company’s Incentive Compensation Plan is 85% of his base salary, with the ability to earn up to 200% of such target bonus based on achieving specified performance goals.

Mr. Bourdon will receive a grant of restricted stock units (“RSUs”) with a value of $500,000 on the date of grant, and a grant of performance-based restricted stock units (“PSUs”) with a value of $500,000 on the date of grant, on the first business day of the month following the Commencement Date. The Company will also grant Mr. Bourdon a sign-on bonus equal to $500,000 (the “Sign-on Bonus”), payable in two installments. The first installment will be payable in cash within 30 days following the Commencement Date in the amount of $250,000 and the second installment will be payable in cash no later than March 15, 2021 in the amount of $250,000. If Mr. Bourdon is terminated for “cause” or he resigns without “good reason” (each as defined in the agreement) prior to the first anniversary of the commencement of his employment, he must repay the entire Sign-on Bonus within 30 days following receipt of written notice from the Company. Beginning with calendar year 2021, Mr. Bourdon will also be entitled to receive equity awards under the Company’s incentive plan on terms at least as favorable as other similarly situated senior level executives, and his annual target value for 2021 for his equity award shall be 300% of his base salary, with a minimum award in 2021 of 200% of his base salary.

If the Company terminates Mr. Bourdon’s employment without cause, or Mr. Bourdon terminates his employment for good reason, then, subject to the execution of a release of claims in favor of the Company: (i) the Company will pay him an amount equal to 1.0 times his base salary, payable over a period of 12 months following termination, (ii) a pro-rated bonus for the year of termination based on actual performance, and (iii) the Company will reimburse him for a portion of premiums for continued health plan coverage for 12 months. In addition, if Mr. Bourdon’s employment is terminated by the Company without cause or if he resigns for good reason in connection with a change in control of the Company (as defined in the agreement), or within two years after such change in control, then in addition to the severance described above and subject to the execution of a release of claims in favor of the Company the Company will pay him (x) a lump sum payment equal to the sum of (a) 1.0 times his base salary plus (b) 2.0 times his target bonus, (y) reimbursement for a portion of premiums for continued health plan coverage for an additional six months and (z) and the RSUs will automatically vest in full upon termination and the PSUs will automatically vest at their target award level upon termination.

The foregoing description of the Employment Agreement is qualified in its entirety by reference to the complete text of the Employment Agreement, which is attached hereto as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements, Pro Forma Financial Information and Exhibits

(a) Financial Statements of business acquired: Not applicable.

(b) Pro forma financial information: Not applicable.

(d) Exhibits: See Exhibit Index

Exhibit Index

Exhibit Number	Description of Exhibit
10.1	Employment agreement dated September 2, 2020 between the Company and David Bourdon.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAGELLAN HEALTH, INC.

Date: September 3, 2020	By:	/s/ Jonathan N. Rubin
Name: Jonathan N. Rubin
Title: Chief Financial Officer

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